Exhibit (m)(1)(i)

AMENDED SCHEDULE 1

TO THE

FOURTH AMENDED AND RESTATED SHAREHOLDER SERVICES AND

DISTRIBUTION PLAN

VOYA VARIABLE PORTFOLIOS, INC.

CLASS S

Portfolios

Voya Emerging Markets Index Portfolio

Voya Global High Dividend Low Volatility Portfolio

Voya Index Plus LargeCap Portfolio

Voya Index Plus MidCap Portfolio

Voya Index Plus SmallCap Portfolio

Voya International Index Portfolio

Voya Russell™ Large Cap Growth Index Portfolio

Voya Russell™ Large Cap Index Portfolio

Voya Russell™ Large Cap Value Index Portfolio

Voya Russell™ Mid Cap Growth Index Portfolio

Voya Russell™ Mid Cap Index Portfolio

Voya Russell™ Small Cap Index Portfolio

Voya Small Company Portfolio

Voya U.S. Bond Index Portfolio